Press Release	Source: Berliner Communications, Inc.

Berliner Reports Record Revenue for First Quarter of Fiscal 2008

Revenue Increases 197% over First Quarter of Fiscal 2007; EBITDA Increases to $1.1 Million

ELMWOOD PARK, N.J., November 14, 2007 (PRIME NEWSWIRE) -- Berliner Communications, Inc. (OTC BB:BERL.OB - News) (“Berliner”) today announced financial results for the first quarter ended September 30, 2007.

Highlights for the first quarter of fiscal 2008 include:

●	Revenues increased 197% to $23.1 million, compared to $7.8 million in the first quarter of fiscal 2007, representing the highest quarterly revenue in Berliner's history;
●	Gross Profit increased 212% to $6.5 million, compared to $2.1 million in the first quarter of fiscal 2007;
●	Gross Margin increased to 28%, compared to 26.8% in the first quarter of fiscal 2007;
●	EBITDA increased by $1.6 million to $1.1 million, compared to ($0.5) million in the first quarter of fiscal 2007.

“Our strong financial performance for the first quarter of our fiscal year is based on the solid business foundation we established in fiscal 2007,” said Rich Berliner, Berliner’s Chairman and CEO. “In fiscal 2007, we added operations across the nation through acquisitions that are now bearing fruit. Our aggressive business plan for fiscal 2008 includes growth across all areas of our business, diversification and development of our customer base, and a challenge to all of our regional offices to exceed customer expectations at every level of the organization. Our first quarter results show we are well on the way to achieving these goals while maintaining our level of profitability. Most importantly, we continue to field what I believe is the best team of professionals in the industry.”

Financial Results

Revenue for the company for the three months ended September 30, 2007 was $23.1 million, as compared with $7.8 million for the three months ended September 30, 2006. Berliner reported net income allocable to common shareholders of $39 thousand, or $0.00 per basic and diluted share for the quarter, as compared to net loss allocable to common shareholders of ($0.6) million, or ($0.03) per basic and diluted share for the prior year period.

The increases in revenue during the first quarter of fiscal 2008 included approximately $3.8 million attributable to our acquisitions during the third and fourth quarters of fiscal 2007.

Interest expense increased from $29,000 in the quarter ended September 30, 2006 to $350,000 in the quarter ended September 30, 2007. This increase is due to interest on the convertible notes issued in December 2006 and February 2007 and the need to carry higher balances on our credit line to support our higher level of sales during the current quarter. Also, in the quarter ended September 30, 2007, we incurred $373,000 in non-cash charges for amortization of deferred financing fees and accretion of debt discount, both of which are associated with the issuance of the convertible notes.

EBITDA, that is, income (loss) from operations, less gain or loss on sale of fixed assets, plus depreciation and amortization expense, increased from ($0.5) million to $1.1 million in the first quarter of fiscal 2008 compared to the same period in the prior year. A reconciliation of EBITDA to income (loss) from operations follows:

	(Amounts in Thousands) Three Months Ended
	September 30,
	2007	2006
Income (Loss) from Operations	$825	$(552)
Depreciation and Amortization Expense	228	57
Loss on sale of Fixed Assets	8	3
EBITDA	$1,061	$(492)

We currently report our financial results on the basis of two reportable segments: 1) infrastructure construction and technical services and (2) real estate acquisition and zoning. The following represents our revenues and operating income (loss) for each segment for the three months ended September 30, 2007, and 2006, respectively:

(Amounts in Thousands)
	Three Months Ended September 30,		Increase
	2007	2006	(Decrease)
	(Unaudited)
Revenue:
Infrastructure construction and technical services	$18,485	$5,388	$13,097
Real estate acquisition and zoning	4,657	2,417	2,240
Total	$23,142	$7,805	$15,337

Operating Income:
Infrastructure construction and technical services	$965	(837)	$1,802
Real estate acquisition and zoning	(140)	285	(425)
Total	$825	$(552)	$1,377

About Berliner Communications, Inc.

Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding our fiscal 2008 results, the ability to achieve our sales and profitability goals, our perception of future industry trends and the potential positive impact our business prospects, and other such statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from ours expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

EBITDA is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The company believes that EBITDA provides investors with a measure of the company’s operational and financial progress that corresponds with the measurements used by management. Management uses this measurement, in addition to other financial metrics, as a basis for allocating resources and making operating decisions.

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share data)

	Three months ended September 30,
	2007	2006

Revenues	$23,142	$7,805
Costs of revenues	16,625	5,716
Gross margin	6,517	2,089
Selling, general and administrative expenses	5,456	2,581
Depreciation and amortization	228	57
Loss on sale of fixed assets	8	3
Income (loss) from operations	825	(552)

Other (income) expense
Interest expense	350	29
Amortization of deferred financing fees and accretion of debt discount	373	-
Financing fees	36	-
Interest income	(9)	(5)
Income in equity investments	(6)	-
Other	-	(14)
Income (loss) before income taxes	81	(562)
Income tax expense	42	-
Net income (loss) allocable to common shareholders	$39	$(562)

Net income (loss) per share:
Basic	$0.00	$(0.03)
Diluted	$0.00	(0.03)

Weighted average number of shares outstanding:
Basic	17,082	$17,035
Diluted	20,951	$17,035

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2007	2007
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$73	$2,483
Accounts receivable, net of allowance for doubtful accounts of $291 at September 30, 2007 and $261 at June 30, 2007, respectively	29,114	22,911
Inventories	881	666
Deferred tax assets - current	508	336
Prepaid expenses and other current assets	802	771
	31,378	27,167
Property and equipment, net	2,643	2,569
Amortizable intangible assets, net	879	960
Goodwill	2,309	2,270
Deferred tax assets - long-term	1,020	950
Other assets	285	387
Total Assets	$38,514	$34,303

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$8,944	$7,399
Accrued liabilities	10,996	6,588
Accrued income taxes	140	326
Line of credit	3,689	5,537
Current portion of long-term debt	798	797
Current portion of capital lease obligations	60	52
	24,627	20,699
Long-term debt, net of current portion	5,869	5,765
Long-term capital lease obligations, net of current portion	195	199
Other long-term liabilities	720	694
Deferred tax liabilities - long-term	106	39
Total liabilities	31,517	27,396

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	-	-
Additional paid-in capital	15,706	15,655
Accumulated deficit	(8,709)	(8,748)
Total stockholders' equity	6,997	6,907
Total liabilities and stockholders' equity	$38,514	$34,303

Contact:	Berliner Communications, Inc.
Rich Berliner
201-791-3200
berlinerr@bcisites.com